Exhibit 10.1

IASIS (PROJECT IGNITE) MASTER AGREEMENT

BY AND AMONG

STEWARD HEALTH CARE SYSTEM LLC

(“STEWARD”)

AND

MPT OF MESA, LLC, MPT OF WEST MONROE, LLC,

MPT OF PORT ARTHUR, LLC, MPT OF WEST VALLEY CITY, LLC,

MPT OF HOPE-STEWARD, LLC, MPT OF ODESSA-STEWARD, LLC,

MPT OF HOUSTON-STEWARD, LLC, MPT OF PHOENIX-STEWARD, LLC,

MPT OF PHOENIX BEHAVIORAL-STEWARD, LLC, MPT OF SALT LAKE CITY-STEWARD,

LLC, MPT OF SAN ANTONIO-STEWARD, LLC, MPT OF TEMPE-STEWARD, LLC, MPT OF

TEXARKANA-STEWARD, LLC, MPT OF LAS VEGAS-STEWARD, LLC, MPT OF LAYTON-

STEWARD, LLC, MPT OF WEST JORDAN-STEWARD, LLC, MPT OF HOUSTON RE -

STEWARD, LLC, MPT OF LAYTON RE - STEWARD, LLC, MPT OF MARICOPA RE -

STEWARD, LLC, MPT OF ODESSA RE - STEWARD, LLC, MPT OF OGDEN RE - STEWARD,

LLC, MPT OF PHOENIX RE - STEWARD, LLC, MPT OF PORT ARTHUR RE - STEWARD,

LLC, MPT OF WOODLAND PARK RE - STEWARD, LLC, MPT OF SAN ANTONIO RE -

STEWARD, LLC, MPT OF LEHI-STEWARD, LLC AND MPT SYCAMORE OPCO, LLC

(COLLECTIVELY, “MPT PARTIES”)

Effective Date: May 18, 2017

i

Exhibit A	New Steward Lessees
Exhibit B	Form of Acquisition Note
Exhibit C	Form of Assignment of Rents and Leases of the New Steward Lessees
Exhibit D	Form of Assignment of Rents and Leases of the New Steward Borrowers
Exhibit E	Form of Joinder and Amendment to Master Lease
Exhibit F	Form of Joinder and Amendment o Mortgage Loan Agreement
Exhibit G	Form of New Stand-Alone Mortgages
Exhibit H	Form of New Stand-Alone Promissory Notes
Exhibit I	Form of New Stand-Alone Security Agreements
Exhibit J	Form of Omnibus Amendment to Security Documents
Exhibit K	Form of Realty Agreement

ii

IASIS (PROJECT IGNITE) MASTER AGREEMENT

THIS IASIS (PROJECT IGNITE) MASTER AGREEMENT (“Agreement”) is made and entered into effective as of the 18th day of May, 2017, by and among STEWARD HEALTH CARE SYSTEM LLC, a Delaware corporation (“Steward”), and MPT OF MESA, LLC, MPT OF WEST MONROE, LLC, MPT OF PORT ARTHUR, LLC, MPT OF WEST VALLEY CITY, LLC, MPT OF HOPE-STEWARD, LLC, MPT OF ODESSA-STEWARD, LLC, MPT OF HOUSTON-STEWARD, LLC, MPT OF PHOENIX-STEWARD, LLC, MPT OF PHOENIX BEHAVIORAL-STEWARD, LLC, MPT OF SALT LAKE CITY-STEWARD, LLC, MPT OF SAN ANTONIO-STEWARD, LLC, MPT OF TEMPE-STEWARD, LLC, MPT OF TEXARKANA-STEWARD, LLC, MPT OF LAS VEGAS-STEWARD, LLC, MPT OF LAYTON-STEWARD, LLC, MPT OF WEST JORDAN-STEWARD, LLC, MPT OF HOUSTON RE - STEWARD, LLC, MPT OF LAYTON RE - STEWARD, LLC, MPT OF MARICOPA RE - STEWARD, LLC, MPT OF ODESSA RE - STEWARD, LLC, MPT OF OGDEN RE - STEWARD, LLC, MPT OF PHOENIX RE - STEWARD, LLC, MPT OF PORT ARTHUR RE - STEWARD, LLC, MPT OF WOODLAND PARK RE - STEWARD, LLC, MPT OF SAN ANTONIO RE - STEWARD, LLC, MPT OF LEHI-STEWARD, LLC and MPT SYCAMORE OPCO, LLC, each a Delaware limited liability company (collectively, the “MPT Parties”). Steward and the MPT Parties are herein sometimes referred to individually as a “Party” and collectively, as the “Parties.”

W I T N E S S E T H:

WHEREAS, IASIS Healthcare Corporation, a Delaware corporation (“IASIS”), and certain of its Affiliates (IASIS and each such Affiliate are referred to herein an “IASIS Seller Party” and collectively the “IASIS Seller Parties”) and each of the MPT Parties listed on EXHIBIT A attached hereto under the heading “New MPT Lessors” (collectively, the “New MPT Lessors”) are parties to that certain Real Property Asset Purchase Agreement, dated of even date herewith (as amended, modified, supplemented and/or restated from time to time and including any schedules and exhibits thereto, the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement: (i) the applicable IASIS Seller Parties shall sell and the applicable New MPT Lessors shall purchase Owned Real Property and certain related Acquired Assets (each as defined below), and (ii) the existing MPT-IASIS Leases (as defined below) relating to MPT Real Property shall be terminated, all as further described in the Purchase Agreement (collectively, the “Purchase Transaction”);

WHEREAS, immediately following consummation of the Purchase Transaction, MPT SYCAMORE OPCO, LLC, a Delaware limited liability company or its designee (the “MPT Acquisition Lender”) shall loan to Ignite Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Steward (the “Merger Sub”), the sum of Seven Hundred Million and No/100 Dollars ($700,000,000.00) (the “Acquisition Loan”), which shall be evidenced by the Acquisition Note (as defined below);

WHEREAS, immediately following the closing of the Purchase Transaction and the Acquisition Loan, the Merger Sub will merge with and into IASIS pursuant to the terms and conditions of that certain Agreement and Plan of Merger, dated of even date herewith, by and among Steward, Merger Sub, IASIS and Shareholder Representative Services LLC, a Colorado limited liability company (as the same may be amended, modified or supplemented from time to time, the “Merger Agreement”), and IASIS (as the surviving entity) shall become a wholly owned subsidiary of Steward (the “Merger”) and the Acquisition Loan will by operation of law become the obligation of IASIS as successor-by-merger;

WHEREAS, each of the Affiliates of IASIS listed on EXHIBIT A attached hereto under the heading “New Steward Lessees” (collectively, the “New Steward Lessees”) shall become an Affiliate of Steward upon consummation of the Merger and, immediately following the closing of the Purchase Transaction and the Merger, the New Steward Lessees and the applicable Owned Real Property and MPT Real Property will be joined to the Master Lease (as defined below), and such Owned Real Property and MPT Real Property will be leased to the New Steward Lessees pursuant to the Master Lease;

WHEREAS, each of the Affiliates of IASIS listed on EXHIBIT A attached hereto under the heading “New Steward Borrowers” (collectively, the “New Steward Borrowers”) shall become an Affiliate of Steward upon consummation of the Merger and, immediately following the closing of the Merger and the Purchase Transaction: (i) the New Steward Borrowers and each of the MPT Parties listed on EXHIBIT A attached hereto under the heading “New MPT Lenders” (collectively, the “New MPT Lenders”) shall enter into the Realty Agreement (as defined below), pursuant to which each of the New Steward Borrowers will borrow and each of the New MPT Lenders shall loan the New Mortgage Loan Amounts (as defined below); (ii) the New Steward Borrowers and the applicable Mortgaged Real Property (as defined below) will be joined to the Mortgage Loan Agreement (as defined below) on an individual (and not joint and several) basis, which will be further amended to address the transactions contemplated herein; (iii) each of the New Steward Borrowers, as applicable, will execute and deliver the New Stand-Alone Promissory Notes, the New Stand-Alone Mortgages, and the New Stand-Alone Security Agreements (each as defined below) and the other documents contemplated herein; and (iv) contemporaneously therewith, Steward will cause (A) each of the New Steward Borrowers to use the proceeds of the New Mortgage Loan Amounts to pay off all exiting intercompany loans from their Affiliates, including any intercompany loans due to IASIS (“Existing Intercompany Loans”), (B) the New Steward Borrowers to use the balance of the proceeds of the New Mortgage Loan Amounts to make new intercompany loans to IASIS in such amounts and on such terms and conditions to be agreed upon by the parties hereto (the “Mirror Loans”), and (C) IASIS to immediately use all of the proceeds of the Mirror Loans, together with all proceeds received from the payoff of the Existing Intercompany Loans, to pay the outstanding balance of the Acquisition Loan in full (collectively, the “Mortgage Transactions” and, together with the Purchase Transactions, the Merger, and the other transactions contemplated in the Merger Documents (as defined below), the Realty Agreement, and the other Transaction Documents (as defined below), collectively, the “Transactions”);

WHEREAS, certain Affiliates of the MPT Parties (collectively, the “MPT Obligees”) and certain Affiliates of Steward (collectively, the “Steward Obligors”) are currently parties to a number of agreements, including, without limitation, (i) the aforementioned Master Lease and Mortgage Loan Agreement, (ii) the Security Agreement, dated October 3, 2016, (iii) the Guaranty, dated October 3, 2016, (iv) the Guaranty, dated effective May 1, 2017, (v) the Pledge Agreement, dated October 3, 2016, (vi) the Environmental Indemnification Agreement, dated October 3, 2016, (vii) the Noncompetition Agreement, dated October 3, 2016, and (viii) various mortgages and deeds of trust, memoranda of leases, assignments of rents and leases, and other documents previously entered into in connection with the Master Lease and the Mortgage Loan Agreement (as any of the same have been or may hereafter be modified, amended or restated from time to time, and any other agreements and documents hereafter entered into in connection with the transactions contemplated therein, the “MPT Obligation Documents”), evidencing and securing various obligations owed by such Steward Obligors to the MPT Obligees; and

WHEREAS, as a result of the direct and indirect benefits to be received by the Steward Parties (as defined below) and the Steward Obligors by virtue of MPT Parties’ participating in and consummating the Transactions, the Steward Parties and the Steward Obligors desire to enter into the Transaction Documents (as defined below), including without limitation (i) the Steward Parties and Steward Obligors entering into various joinders and amendments to the MPT Obligation Documents together with various new agreements as contemplated herein, each evidencing and securing various obligations owed by the Steward Parties and the Steward Obligors to the MPT Parties and certain of their Affiliates, and (ii) the New Steward Lessees and New Steward Borrowers entering into certain Assignments of Rents and Leases (as defined below) in favor of the applicable MPT Parties.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1    Certain Defined Terms. Capitalized terms used herein shall have the respective meanings ascribed to them in this Section 1.1.

“Acquisition Loan” has the meaning set forth in the preamble hereof.

“Acquisition Note” means that certain Promissory Note, made by the Merger Sub in favor of and for the benefit of the MPT Acquisition Lender, which shall evidence the Acquisition Loan and which shall be in substantially the form attached hereto as EXHIBIT B.

“Affiliate” means, with respect to any Person (i) any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, or (ii) any other Person that owns, beneficially, directly or indirectly, 25% or more of the outstanding capital stock, shares or Equity Interests of such Person. For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or otherwise; provided, that, neither Cerberus Capital Management, L.P., or any of its Affiliates (other than Steward and its subsidiaries) nor Ralph de la Torre, M.D. shall be deemed to be an Affiliate of the Steward Parties.

“Agreement” has the meaning set forth in the preamble hereof.

“Assignments of Rents and Leases “ means, collectively, the Assignments of Rents and Leases of the New Steward Lessees and the Assignments of Rents and Leases of the New Steward Borrowers.

“Assignments of Rents and Leases of the New Steward Lessees” means the various Assignments of Rents and Leases entered into at Closing between New Steward Lessees, on the one hand, and the New MPT Lessors and the New MPT Lenders, on the other hand, pursuant to which each of the New Steward Lessees and the New Steward Borrowers assign to the New MPT Lessors and the New MPT Lenders all of the Tenant Leases, rents and warranties more particularly described therein and which shall be in substantially the form attached hereto as EXHIBIT C.

“Assignments of Rents and Leases of the New Steward Borrowers” means the various Assignments of Rents and Leases entered into at Closing between the New Steward Borrowers, on the one hand, and the New MPT Lessor and the New MPT Lenders, on the other hand, pursuant to which each of the New Steward Lessees and the New Steward Borrowers assign to the New MPT Lessors and the New MPT Lenders all of the Tenant Leases, rents and warranties more particularly described therein and which shall be in substantially the form attached hereto as EXHIBIT D.

“Business Day” has the meaning set forth in the Purchase Agreement.

“Closing” has the meaning set forth in Section 8.1 hereof.

“Closing Date” has the meaning set forth in Section 8.1 hereof.

“Collateral Assignments” means collateral assignments from New Steward Lessees and New Steward Borrowers of the Collateral Leases, in form and substance reasonably satisfactory to the Parties and otherwise consistent with the MPT Obligation Documents.

“Collateral Leases” means all leases of real property necessary for the operation of the business as currently conducted at the Real Property (except for any medical office building leases) where any of the New Steward Lessees or New Steward Borrowers is the tenant, including any ground leases and any leases for parking.

“Constituent Documents” means, for any corporation, partnership, limited partnership, limited liability company or other organization, its Charter, Articles of Incorporation or Articles of Formation, Certificate of Incorporation or Certificate for Formation, bylaws, partnership agreement, operating agreement, limited liability company agreement, certificate of limited partnership, and other similar formation and governance documents, each as amended to the relevant date.

“Contract” shall have the meaning ascribed thereto in the Purchase Agreement.

“Encumbrances” shall have the meaning ascribed thereto in the Purchase Agreement.

“Excluded Liabilities” has the meaning set forth in Section 2.3.

“Existing Intercompany Loans” has the meaning set forth in the recitals hereof.

“Facilities” means the portfolio of community-based healthcare facilities located on the Real Property.

“GAAP” shall have the meaning ascribed thereto in the Purchase Agreement.

“Governmental Body” shall have the meaning ascribed thereto in the Purchase Agreement.

“Guaranty” has the meaning set forth in the Master Lease.

“IASIS” has the meaning set forth in the recitals hereof.

“IASIS Seller Party” and “IASIS Seller Parties” have the meanings set forth in the recitals hereof.

“Improvements” shall have the meaning ascribed thereto in the Purchase Agreement.

“Indemnified Party” has the meaning set forth in Section 11.3(a).

“Indemnifying Party” has the meaning set forth in Section 11.3(a).

“Intercreditor Joinder” has the meaning set forth in Section 8.3(i).

“Joinder and Amendment to Master Lease” that certain Joinder and Amendment to Master Lease executed by each of the applicable MPT Parties, Steward Parties, Steward Obligors and their respective Affiliates, which shall be substantially in the form of EXHIBIT E attached hereto.

“Joinder and Amendment to Mortgage Loan Agreement” that certain Joinder and Amendment to Mortgage Loan Agreement executed by each of the applicable MPT Parties, Steward Parties, Steward Obligors and their respective Affiliates, which shall be substantially in the form of EXHIBIT F attached hereto.

“Knowledge” shall mean the Knowledge of MPT Parties or Knowledge of Steward, as applicable.

“Knowledge of MPT Parties” (and any similar expression, including “MPT Parties’ Knowledge”) shall mean with respect to the MPT Parties, the actual knowledge of R. Steven Hamner on the date hereof after reasonable inquiry by such Person of officers, directors, employees, and agents of the MPT Parties or of any Affiliate of the MPT Parties with respect to the matters at hand.

“Knowledge of Steward Parties” (and any similar expression, including “Steward Parties’ Knowledge”) means, shall mean with respect to the Steward Parties, the actual or deemed knowledge of a particular fact or matter if (i) with respect to any of the Steward Parties, its chief executive officer, chief financial officer, chief operating officer, or president (collectively, “Knowledge Group”), has actual knowledge of such fact or matter or (ii) any of such Knowledge Group would be expected to discover or otherwise become aware of such fact or matter after consultation with any direct report responsible for the subject matter relevant to such representation or warranty.

“Law” shall have the meaning ascribed thereto in the Purchase Agreement.

“Liabilities” shall have the meaning ascribed thereto in the Purchase Agreement.

“Losses” means all losses, Liabilities, Taxes, Encumbrances, Proceedings, charges, complaints, demands, dues, penalties, fines, amounts paid in settlement, deficiencies, costs of investigation, court costs, damages, costs (including, without limitation, interest, penalties, court costs and costs of appeal) and expenses (including, without limitation, reasonable attorneys’ fees and fees of expert consultants and witnesses whether in connection with a third party claim or claims among the parties related to the enforcement of the provisions of this Agreement, the MPT Obligation Documents, the Purchase Agreement, the Merger Agreement and the other Transaction Documents).

“Master Lease” means that certain Master Lease Agreement, dated as of October 3, 2016, whereby Affiliates of the MPT Parties lease to Affiliates of the Steward Parties certain real property and improvements, as the same has been or may be modified, amended or restated from time to time.

“Merger” has the meaning set forth in the recitals hereof.

“Merger Agreement” has the meaning set forth in the recitals hereof.

“Merger Claim” has the meaning set forth in Section 10.1.

“Merger Documents” means the Merger Agreement and all other documents, agreements and instruments executed by any Steward Party, IASIS or their respective Affiliates in connection therewith, as any of the same may be amended, modified and/or restated from time to time.

“Merger Sub” has the meaning set forth in the recitals hereof.

“Mirror Loans” has the meaning set forth in the recitals hereof.

“Mortgage Loan Agreement” means that certain Real Estate Loan Agreement, dated as of October 3, 2016, whereby Affiliates of the MPT Parties made mortgage loans to Affiliates of the Steward Parties, as the same has been or may be modified, amended or restated from time to time.

“Mortgaged Real Property” means the “Mortgaged Property” as defined in the Realty Agreement.

“Mortgage Transactions” has the meaning set forth in the recitals hereof.

“MPT Acquired Assets” mean the Owned Real Property to be acquired by the New MPT Lessors and the related “Acquired Assets” (as defined in the Purchase Agreement) as contemplated in the Purchase Agreement.

“MPT Acquisition Lender” has the meaning set forth in the recitals hereof.

“MPT Financed Assets” mean the Mortgaged Real Property to be financed by the New MPT Lenders and the related “Financed Assets” (as defined in the Realty Agreement) as contemplated in the Realty Agreement.

“MPT-IASIS Leases” has the meaning ascribed thereto in the Purchase Agreement.

“MPT Indemnified Parties” has the meaning set forth in Section 11.1.

“MPT Material Adverse Effect” means a material adverse effect on (a) the financial condition, business, results of operations or assets of, the MPT Parties, taken as a whole, or (b) the ability of the MPT Parties to perform their obligations under, and/or to consummate the transactions contemplated by, this Agreement within the time period specified herein, except for any such effects arising out of, resulting from or relating to (i) the negotiation, execution, announcement or performance of this Agreement or the consummation of the transactions contemplated by this Agreement or the matters set forth in the Schedules, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, employees or any matter described in the Schedules, (ii) changes in general business, economic or financial market conditions, so long as such change does not adversely affect the MPT Parties, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate, (iii) changes in national or international political or social conditions (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) so long as such change does not adversely affect MPT Parties, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate, (iv) the failure of the MPT Parties to achieve any periodic earnings, revenue, expense or other estimated projections or budget, (v) changes to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index) so long as such change does not adversely affect the MPT Parties, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate, (vi) changes in conditions generally applicable to businesses in the same or similar industries as MPT Parties, so long as such change does not adversely affect the MPT Parties, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate; (vii) changes in laws, regulations, rules, ordinances, policies, mandates, guidelines or other requirements of any Governmental Body applicable to the MPT Parties; and (viii) changes in GAAP or its application.

“MPT Obligation Documents” has the meaning set forth in the recitals hereof.

“MPT Obligees” has the meaning set forth in the recitals hereof.

“MPT Party” and “MPT Parties” has the meaning set forth in the preamble hereof.

“MPT Parties’ Representative” has the meaning set forth in Section 12.1.

“MPT Party Damages” has the meaning set forth in Section 11.1.

“MPT Real Property” shall have the meaning ascribed thereto in the Purchase Agreement.

“New Mortgage Loan Amounts” means, collectively, (a) Three Hundred Fifty Million and No/100 Dollars ($350,000,000.00) to be loaned to Jordan Valley Medical Center, L.P., a Delaware limited partnership, and (b) Three Hundred Fifty Million and No/100 Dollars ($350,000,000.00) to be loaned to Davis Hospital & Medical Center, L.P., a Delaware limited partnership.

“New MPT Lenders” has the meaning set forth in the recitals hereof.

“New MPT Lessors” has the meaning set forth in the recitals hereof.

“New Steward Borrowers” has the meaning set forth in the recitals hereof.

“New Steward Lessees” has the meaning set forth in the recitals hereof.

“New Stand-Alone Mortgages” means one or more mortgages (and/or deeds of trust) in recordable form from the applicable New Steward Borrower granting to the applicable New MPT Lender a valid and enforceable first priority Encumbrance on the applicable Mortgaged Real Property of such New Steward Borrower (subject only to the Permitted Encumbrances), and which shall be in substantially the form as EXHIBIT G attached hereto.

“New Stand-Alone Promissory Notes” those certain Promissory Notes to be entered into by each of the New Steward Borrowers separately in favor of and for the benefit of the applicable New MPT Lender, which shall evidence the New Mortgage Loan Amount loaned to such New Steward Borrower by such New MPT Lender and which shall be in substantially the form attached hereto as EXHIBIT H.

“New Stand-Alone Security Agreements” means Security Agreements from each of the New Steward Borrower separately granting to the applicable New MPT Lender a valid and enforceable first priority Encumbrance on certain personal property of such New Steward Borrower (subject only to the Permitted Encumbrances), and which shall be in substantially the form as EXHIBIT I attached hereto.

“Non-Recourse Party” has the meaning set forth in Section 13.16.

“OFAC” has the meaning set forth in Section 4.6(a).

“Omnibus Amendment to Security Documents” means that certain Omnibus Amendment Agreement executed by each of the applicable MPT Parties, Steward Parties, Steward Obligors and their respective Affiliates in substantially the form of EXHIBIT J attached hereto, which shall amend certain MPT Obligation Documents entered into by the Steward Obligors in connection with the Master Lease and Mortgage Loan Agreement.

“Order” shall have the meaning ascribed thereto in the Purchase Agreement.

“Original Steward Promissory Note” means that certain Promissory Note, dated as of October 3, 2016, made by certain Affiliates of the Steward Parties in favor of and for the benefit of certain Affiliates of the MPT Parties, in the original principal amount of $600,000,000.00, and which is referred to as the “Note” in the Mortgage Loan Agreement.

“Owned Real Property” shall have the meaning ascribed thereto in the Purchase Agreement.

“Party” and “Parties” has the respective meanings set forth in the preamble hereof.

“Patriot Act” has the meaning set forth in Section 4.6(a).

“Permitted Encumbrances” shall have the meaning ascribed thereto in the Purchase Agreement.

“Person” shall have the meaning ascribed thereto in the Purchase Agreement.

“Proceeding” means any proceeding, suit (whether civil, criminal, administrative, investigative or informal), audit, action, litigation, complaint, notice, citation or investigation.

“Purchase Agreement” has the meaning set forth in the recitals hereof.

“Purchase Price” shall have the meaning ascribed thereto in the Purchase Agreement.

“Purchase Transaction” has the meaning set forth in the recitals hereof.

“Real Property” shall mean, collectively, the Owned Real Property, the MPT Real Property and the Mortgaged Real Property.

“Realty Agreement” means that certain Realty Agreement to be executed, delivered and performed immediately following consummation of the Merger by each of the New MPT Lenders, IASIS, and each of the New Steward Borrowers, in substantially the form of EXHIBIT K attached hereto.

“Realty Agreement Supplement” has the meaning set forth in Section 13.2(c).

“Representatives” shall mean the respective stockholders, directors, officers, members, managers, employees, affiliates, agents, investment bankers, financial advisors, attorneys, accountants, advisors, brokers, finders, consultants or representatives of the MPT Parties, Steward, or any of their respective Affiliates, as the case may be.

“Schedule Supplement” has the meaning set forth in Section 13.2.

“Schedules” shall have the meaning as set forth in Section 13.2.

“Steward” have the meaning set forth in the preamble hereof.

“Steward Board” means the Board of Directors or other governing body of Steward.

“Steward Damages” has the meaning set forth in Section 11.2.

“Steward Indemnified Parties” has the meaning set forth in Section 11.2.

“Steward Material Adverse Effect” means a material adverse effect on (a) the financial condition, business, results of operations or assets of, the Steward Parties or Steward Obligors, taken as a whole, or (b) the ability of the Steward Parties or the Steward Obligors to perform their obligations under, and /or to consummate the transactions contemplated by, this Agreement, the Merger Agreement, and the other

Transaction Documents within the time period specified herein, except for any such effects arising out of, resulting from or relating to (i) the negotiation, execution, announcement or performance of this Agreement and the Merger Agreement or the consummation of the transactions contemplated by this Agreement and the Merger Agreement or the matters set forth in the Schedules, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers, employees or any matter described in the Schedules, (ii) changes in general business, economic or financial market conditions, so long as such change does not adversely affect the Steward Parties, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate, (iii) changes in national or international political or social conditions (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts or otherwise) so long as such change does not adversely affect Steward Parties, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate, (iv) the failure of Steward to achieve any periodic earnings, revenue, expense or other estimated projections or budget, (v) changes to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index) so long as such change does not adversely affect the Steward Parties, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate, (vi) changes in conditions generally applicable to businesses in the same or similar industries as Steward Parties, so long as such change does not adversely affect the Steward Parties, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries in which they operate; (vii) changes in laws, regulations, rules, ordinances, policies, mandates, guidelines or other requirements of any Governmental Body applicable to the Steward Parties; and (viii) changes in GAAP or its application.

“Steward Obligors” has the meaning set forth in the recitals hereof.

“Steward Party” and “Steward Parties” mean, individually, Steward, each of the New Steward Lessees, each of the New Steward Borrowers, and each Affiliate of Steward now or hereafter existing (including, without limitation, each Affiliate of IASIS as of the date hereof), and collectively, all of the foregoing parties.

“Surveys” shall have the meaning ascribed thereto in the Purchase Agreement.

“Taxes” shall have the meaning ascribed thereto in the Purchase Agreement.

“Tenant Estoppels” means the estoppels from the underlying lessees or tenants of the Tenant Leases in form and substance required by the underlying lease or otherwise as reasonably satisfactory to the MPT Parties.

“Tenant Leases” means all written leases, subleases, licenses and other rental agreements that grant or will grant a possessory interest in and to any space in the Real Property or that otherwise assign or convey rights with regard to the Real Property or the Improvements and, in each case, for which any IASIS Seller Parties or Steward Parties receive annual rental payments for such lease in excess of One Million and No/100 Dollars ($1,000,000), if any.

“Termination Notice” has the meaning set forth in Section 13.2.

“Title Commitment” shall have the meaning ascribed thereto in the Purchase Agreement.

“Title Company” shall have the meaning ascribed thereto in the Purchase Agreement.

“Title Policy” or “Title Policies” shall have the meaning ascribed thereto in the Purchase Agreement.

“Third Party Claim” has the meaning set forth in Section 11.3(b).

“Transaction Documents” means, collectively, this Agreement, the Purchase Agreement, the Merger Documents, the Realty Agreement, the Assignments of Rents and Leases, the Joinder and Amendment to Master Lease Agreement, Joinder and Amendment to Mortgage Loan Agreement, all other joinders to, and amendments of, the MPT Obligation Documents, and each other agreement entered into or document delivered in connection with the transactions contemplated by any of the foregoing.

“Transactions” has the meaning set forth in the recitals hereof.

Section 1.2    Interpretation. The definitions set forth in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless otherwise indicated, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein”, “hereof and “hereunder” and words of similar import shall be deemed to refer to this Agreement (including the Schedules and Exhibits) in its entirety and not to any part hereof, unless the context shall otherwise require. All references herein to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections and Schedules of, and Exhibits to, this Agreement, unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a “day” or number of “days” that does not refer explicitly to a “Business Day” or “Business Days” shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

DESCRIPTION OF TRANSACTIONS

Section 2.1    Acquisition Loan. Based upon the representations and warranties as set forth herein and the applicable representations and warranties from the Merger Agreement and the Purchase Agreement, immediately following the consummation of the Purchase Transaction contemplated in the Purchase Agreement but immediately prior to the consummation of the Merger contemplated in the Merger Agreement: (a) the MPT Acquisition Lender shall make the Acquisition Loan to the Merger Sub, and (b) the Merger Sub shall execute and deliver to the MPT Acquisition Lender the Acquisition Note.

Section 2.2    Joinder and Amendment to Existing MPT Obligation Documents. Based upon the representations and warranties as set forth herein and the applicable representations and warranties from the Purchase Agreement and the Merger Agreement, immediately following both the consummation of the Purchase Transaction contemplated in the Purchase Agreement and the Merger contemplated in the Merger Agreement:

(a)    The New MPT Lenders will, and Steward will cause IASIS and the applicable New Steward Borrowers to, execute and deliver the Realty Agreement and to consummate all of the transactions contemplated therein.

(b)    The New MPT Lessors will, and Steward will cause each of the applicable New Steward Lessees to, join and become bound by the Master Lease, pursuant to which the New Steward Lessees will lease the Owned Real Property and the MPT Real Property in accordance with the terms and subject to the conditions of the Master Lease as provided therein;

(c)    The New MPT Lenders will, and Steward will cause each of the applicable New Steward Borrowers to, join and become bound by the Mortgage Loan Agreement.

(d)    Steward will cause the applicable New Steward Borrowers to enter into the applicable New Stand-Alone Promissory Notes, the New Stand-Alone Mortgages and the New Stand Alone Security Agreements.

(e)    The applicable MPT Parties and their Affiliates will, and Steward will cause the applicable Steward Parties and Steward Obligors to, enter into various joinders and amendments to the MPT Obligation Documents and such new agreements as may be reasonable necessary, together with Steward causing the New Steward Lessees and New Steward Borrowers to enter into the applicable Assignments of Rents and Leases in favor of the applicable MPT Parties.

Section 2.3    No Assumption of Liabilities. Except as expressly set forth in this Agreement or the Purchase Agreement, MPT Parties shall not assume or agree to pay, satisfy, discharge or perform, or shall not be deemed by virtue of the execution and delivery of this Agreement or the Purchase Agreement, or any other document delivered pursuant to this Agreement, or as a result of the consummation of the transactions contemplated by this Agreement, or such other document, to have assumed, or to have agreed to pay, satisfy, discharge or perform, or shall not be liable for, any liability, obligation, contract or indebtedness of the Steward Parties, the IASIS Seller Parties, their respective Affiliates or any other Person, whether primary or secondary, direct or indirect, including, without limitation, any liability or obligation relating to the ownership, use or operation of any of the Real Property or other MPT Acquired Assets or MPT Financed Assets, or the Facilities prior to the Closing, any liability or obligation arising out of or related to any breach, default, tort or similar act committed by any of the Steward Parties, the IASIS Seller Parties, or any of their respective Affiliates, or for any failure of the Steward Parties, the IASIS Seller Parties, or any of their respective Affiliates to perform any covenant or obligation for or during any period prior to the Closing, and any liability arising out of the ownership, use or operation of any of the Real Property or such other MPT Acquired Assets or MPT Financed Assets, and the Facilities by the Steward Parties, the IASIS Seller Parties, or any other Person prior to the Closing (collectively, the “Excluded Liabilities”).

ARTICLE III

PRORATIONS AND ALLOCATION OF

PURCHASE PRICE AND MORTGAGE LOAN AMOUNTS

Section 3.1    Taxes, Rentals, Utilities. The parties acknowledge that all utility charges and all real and personal property Taxes related to the Real Property, the other MPT Acquired Assets and MPT Financed Assets shall be the responsibility of the New Steward Lessees, the New Steward Borrowers, and their Affiliates pursuant to the terms of the Master Lease and the Mortgage Loan Agreement.

Section 3.2    Allocation of Purchase Price. The Parties agree that for purposes of this Agreement and the Purchase Agreement, the Purchase Price shall be allocated among the parcels of Real Property as set forth in the Purchase Agreement for all purposes, including, without limitation, for purposes of Section 1060 of the Code and for all federal, state and local income tax purposes and all accounting purposes. The Parties agree to use, and to not take any position which is inconsistent with, such allocation in the preparation and filing of any tax return, report, or information return or statement related to Taxes (including Form 8594), accounting or regulatory requirements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STEWARD

With the understanding that MPT Parties shall rely hereon, and as a material inducement to MPT Parties to enter into this Agreement and to consummate the transactions contemplated hereby, Steward hereby represents and warrants to MPT Parties as of the date hereof and as of the Closing as follows:

Section 4.1    Existence; Good Standing; Enforceability.

(a)    Steward is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Steward Parties and Steward Obligors has all requisite corporate, limited liability company or limited partnership (as applicable) power and authority to own, operate and lease its properties and carry on its business as currently conducted and as contemplated to be conducted after Closing. Each of the Steward Parties and Steward Obligors is duly licensed or qualified to do business as a foreign corporation, limited liability company, or limited partnership, and is in good standing under the laws of each jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not result in a Steward Material Adverse Effect. The copies of the Constituent Documents of each of the New Steward Lessees and New Steward Borrowers, each as amended to date and provided by Steward to the MPT Parties, are complete and correct, and no amendments thereto are pending. Steward is in compliance with its Constituent Documents in all material respects.

(b)    Each of the Steward Parties and each applicable Steward Obligor has all requisite power and authority to execute and deliver this Agreement, the Merger Agreement, and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Merger Agreement and each other Transaction Document to which any of the Steward Parties or Steward Obligors is a party, the performance by any of the Steward Parties or Steward Obligors of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Steward Board, the requisite members of Steward and the requisite governing body and equity owners of the other Steward Parties and Steward Obligors, and no further action on the part of any of the Steward Parties, Steward Obligors or their respective equity owners is necessary to authorize the execution and delivery by, as applicable, any the Steward Parties or Steward Obligors of this Agreement, the Merger Agreement, or such other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby. This Agreement, Merger Agreement, and the other Transaction Documents to which any of the Steward Parties or Steward Obligors is a party have been (or with respect to certain other Transaction Documents to be executed at Closing, will be) duly executed and delivered by the applicable Steward Parties and Steward Obligors and, assuming the due authorization, execution and delivery of this Agreement, the Merger Agreement, and such other Transaction Documents by each of the other Parties hereto and thereto, constitute (or, as applicable with respect to certain Transaction Documents to be executed at Closing, shall constitute) legal, valid and binding obligations of the Steward Parties and Steward Obligors, enforceable against the applicable Steward Parties and Steward Obligors in accordance with the terms and conditions hereof and thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.2    No Conflict; Consents.

(a)    Except as set forth on Schedule 4.2(a) or in the Merger Agreement, the execution and delivery by each of the Steward Parties and Steward Obligors, as applicable, of this Agreement, the Merger Agreement, and each other Transaction Document to which each of them is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with their respective terms, do not: (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination, amendment, acceleration or cancellation of, or result in the triggering of any payments or the creation of an Encumbrance on any property or asset of any of the Steward Parties or the Steward Obligors under any material Contract or material License (as defined in the Purchase Agreement) to which any of the Steward Parties or Steward Obligors is a party or by which any of the Steward Parties’ or Steward Obligors’ assets are bound such that same would result in a Steward Material Adverse Effect; (ii) conflict with, or result in any violation of, any provision of the Constituent Documents of any of the Steward Parties or Steward Obligors; or (iii) violate or result in a violation of, in any material respect, or constitute a material default under (whether after the giving of notice, lapse of time or both), or result in the triggering of any payments or the creation of an Encumbrance on any material property or asset of any of the Steward Parties or the Steward Obligors under any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to any of the Steward Parties or Steward Obligors, except, in each case, for any such conflicts, violations, defaults, terminations, amendments, accelerations, cancellations, payments, or Encumbrances that would not result in a Steward Material Adverse Effect.

(b)    The execution and delivery by the Steward Parties and Steward Obligors, as applicable, of this Agreement, the Merger Agreement and each other Transaction Document to which any of them is a party, and the consummation by the Steward Parties and the Steward Obligors of the transactions contemplated hereby and thereby in accordance with their respective terms, do not require from any of the Steward Parties, the Steward Obligors or their applicable Affiliates any notice to, declaration or filing with, or consent or approval of any Governmental Body or any other Person, except for (i) as otherwise set forth in in the Merger Agreement or on Schedule 4.2(b) or (ii) any notice, declaration, filing, consent or approval that would not result in a Steward Material Adverse Effect.

Section 4.3    Litigation. There are no actions, claims suits, audits, Proceedings or investigations pending or, to the Knowledge of Steward, threatened against or affecting any of the Steward Parties or Steward Obligors that has or would reasonably be expected to have a material and adverse effect on such Steward Parties’ or Steward Obligors’ ability to perform their respective obligations under this Agreement, the Merger Agreement or the other Transactions Documents or any aspect of the transactions contemplated hereby or thereby.

Section 4.4    Absence of Conduct; Undisclosed Liabilities. Prior to the date hereof, none of the New Steward Lessees or New Steward Borrowers has engaged in any business, nor do any of them have any liabilities or obligations, other than those related to or incurred in connection with this Agreement, the Merger Agreement or any other Transaction Documents to which any of the New Steward Lessees or New Steward Borrowers is a party, and the transactions contemplated hereby or thereby.

Section 4.5    No Brokers. None of Steward or its Affiliates nor, to the Knowledge of Steward, the IASIS Seller Parties or their Affiliates has entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of such entity or any of the MPT Parties or their Affiliates to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the transactions contemplated in this Agreement, the Purchase Agreement and the Merger Agreement.

Section 4.6    Patriot Act Compliance.

(a)    The Steward Parties and Steward Obligors have complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), to the extent the same are applicable to any Steward Parties or Steward Obligors.

(b)    No Steward Party or Steward Obligor is included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, or is a resident in, or organized or chartered under the laws of, (i) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (ii) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

Section 4.7    No Misrepresentation, Default or Waiver under Realty Agreement. To the Knowledge of Steward, the representations and warranties of the IASIS Parties contained in the Realty Agreement (without giving effect to any limitation as to “materiality”, “Material Adverse Effect”, or similar terms set forth therein) are true and correct in all respects as of the date hereof, and there exists no event of default, or any event, condition or circumstance that, with notice or a passage of time, would constitute such an event of default, by any of the Steward Parties or Steward Obligors under or pursuant to the Realty Agreement, in each case if the Realty Agreement were in full force and effect as of the date hereof.

Section 4.8    No Misrepresentation, Default or Waiver under MPT Obligation Documents or Merger Documents. The representations and warranties of Steward and the Merger Sub contained in the Merger Documents (without giving effect to any limitation as to “materiality,” “ Material Adverse Effect”, or similar terms set forth therein) are true and correct in all respects as of the date hereof, and there exists no event of default, or any event, condition or circumstance that, with notice or a passage of time, would constitute such an event of default, by any of the Steward Parties or Steward Obligors under or pursuant to the Master Lease, any of the other MPT Obligation Documents or under the Merger Agreement or any of the other Merger Documents.

ARTICLE V

REPRESENTATIONS AND WARRANTIES BY MPT PARTIES

With the understanding that Steward shall rely hereon, and as a material inducement to Steward entering into this Agreement and to consummate the transactions contemplated hereby, the MPT Parties, jointly and severally, hereby represent and warrant to Steward as of the date hereof and as of the Closing as follows:

Section 5.1    Existence; Good Standing; Enforceability.

(a)    Each of the MPT Parties is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the MPT Parties has all requisite limited liability company power and authority to own, operate and lease its properties and carry on its business as currently conducted and as contemplated to be conducted after Closing. Each of the MPT Parties is duly licensed or qualified to do business as a foreign limited liability company and is in good standing under the laws of each jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where the failure to be so licensed or qualified would not result in an MPT Material Adverse Effect. The copies of the Constituent Documents of each of the MPT Parties, each as amended to date and provided by the MPT Parties to Steward, are complete and correct, and no amendments thereto are pending. Each of the MPT Parties, as applicable, is in compliance with their respective Constituent Documents in all material respects.

(b)    Each of the MPT Parties and each applicable MPT Obligee has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document to which any of the MPT Parties or MPT Obligees is a party, the performance by any of the MPT Parties or MPT Obligees of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the requisite governing body and equity owners of the MPT Parties and MPT Obligees, and no further action on the part of any of the MPT Parties, MPT Obligees or their respective equity owners is necessary to authorize the execution and delivery by, as applicable, any the MPT Parties or MPT Obligees of this Agreement or such other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents to which any of the MPT Parties or MPT Obligees is a party have been (or with respect to certain Transaction Documents to be executed at Closing, will be) duly executed and delivered by the applicable MPT Parties and MPT Obligees and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by each of the other Parties hereto and thereto, constitute (or, as applicable with respect to certain Transaction Documents to be executed at Closing, shall constitute) legal, valid and binding obligations of the MPT Parties and MPT Obligees, enforceable against the applicable MPT Parties and MPT Obligees in accordance with the terms and conditions hereof and thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.2    No Conflict; Consents.

(a)    The execution and delivery by each of the MPT Parties and MPT Obligees, as applicable, of this Agreement and each other Transaction Document to which each of them is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with their respective terms, do not: (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination, amendment, acceleration or cancellation of, or result in the triggering of any payments or the creation of an Encumbrance on any property or asset of any of the MPT Parties or the MPT Obligees under any material contract or material license to which any of the MPT Parties or MPT Obligees is a party or by which any of the MPT Parties’ or MPT Obligees’ assets are bound such that same would result in a MPT Material Adverse Effect; (ii) conflict with, or result in any violation of, any provision of the Constituent Documents of any of the MPT Parties or MPT Obligees; or (iii) violate or result in a violation of, in any material respect, or constitute a material default under (whether after the giving of notice, lapse of time or both), or result in the triggering of any payments or the creation of an Encumbrance on any material property or asset of any of the MPT Parties or the MPT Obligees under any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to any of the MPT Parties or MPT Obligees, except, in each case, for any such conflicts, violations, defaults, terminations, amendments, accelerations, cancellations, payments, or Encumbrances that would not result in a MPT Material Adverse Effect.

(b)    The execution and delivery by the MPT Parties and MPT Obligees, as applicable, of this Agreement and each other Transaction Document to which any of them is a party, and the consummation by the MPT Parties and the MPT Obligees of the transactions contemplated hereby and thereby in accordance with their respective terms, do not require from any of the MPT Parties, the MPT Obligees or their applicable Affiliates any notice to, declaration or filing with, or consent or approval of any Governmental Body or any other Person, except for any notice, declaration, filing, consent or approval that would not result in a MPT Material Adverse Effect.

Section 5.3    Litigation. There are no actions, claims suits, audits, Proceedings or investigations pending or, to the Knowledge of the MPT Parties, threatened against or affecting any of the MPT Parties that has or would reasonably be expected to have a material and adverse effect on such MPT Parties’ ability to perform their respective obligations under this Agreement, the Purchase Agreement or the other Transactions Documents or any aspect of the transactions contemplated hereby or thereby.

Section 5.4    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Steward in connection with the transactions contemplated in this Agreement, the Merger Agreement or the Purchase Agreement based upon arrangements made by or on behalf of any of the MPT Parties or any of their respective Affiliates.

Section 5.5    Available Funds; Financing. The representations, warranties and covenants of the MPT Parties pursuant to Section 3.7 of the Purchase Agreement are incorporated herein and made a part hereof by this reference, and shall be deemed made and given by the MPT Parties hereunder for the benefit of Steward.

ARTICLE VI

PRE-CLOSING COVENANTS

From and after the execution and delivery of this Agreement to and including the Closing Date, the applicable party shall observe the following covenants:

Section 6.1    Cooperation.

(a)    From the date hereof until the Closing Date, (a) Steward shall, upon reasonable request, provide updates on the progress of the transactions contemplated in the Merger Agreement (including, without limitation, the progress of negotiations and diligence investigations, the existence of any breaches or defaults by IASIS, Steward or any of their respective Affiliates and other material matters relating thereto), and (b) Steward shall promptly deliver to the MPT Parties copies of all final executed versions of definitive agreements, schedules and other material documents relating to the transactions contemplated in the Merger Agreement and use commercially reasonable efforts to deliver to the MPT Parties material drafts of such agreements, schedules and other material documents, and permit MPT Parties to comment on the same (it being understood and agreed that Steward and MPT Parties shall generally coordinate with one another regarding such transactions but that Steward shall control such negotiation and transaction process). Any material amendment, modification or termination by mutual written consent of the Merger Agreement or other Merger Documents relating to the Real Property or the other MPT Acquired Assets and MPT Financed Assets shall require the prior written consent of MPT Parties. Steward shall not waive any default under the Merger Agreement or exercise any rights that result in the waiver of a default under the Merger Agreement without prior written consent of the MPT Parties, not to be unreasonably withheld, conditioned or delayed. Subject to compliance with applicable Law, from the date hereof until the Closing Date, (a) Steward shall also confer on a regular and frequent basis with one or more Representatives of MPT Parties to report operational matters that are material and the general status of ongoing operations, and (b) Steward and MPT Parties shall promptly provide the other or their counsel with copies of all filings made by such party with any Governmental Body in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby.

(b)    From the date hereof until the Closing Date, (a) MPT Parties shall, upon reasonable request, provide updates on the progress of the transactions contemplated in the Purchase Agreement (including, without limitation, the progress of negotiations and diligence investigations, the existence of any breaches or defaults by IASIS, MPT Parties or any of their respective Affiliates and other material matters relating thereto), and (b) MPT Parties shall promptly deliver to Steward copies of all final executed versions of definitive agreements, schedules and other material documents relating to the transactions contemplated in the Purchase Agreement and use commercially reasonable efforts to deliver to Steward material drafts of such agreements, schedules and other material documents, and permit Steward to comment on the same (it being understood and agreed that Steward and MPT Parties shall generally coordinate with one another regarding such transactions but that MPT Parties shall control such negotiation and transaction process). Any material amendment, modification or termination by mutual written consent of the Purchase Agreement or documents contemplated thereby relating to the Real Property or the other MPT Acquired Assets and MPT Financed Assets shall require the prior written consent of Steward. MPT Parties shall not waive any default under the Purchase Agreement or exercise any rights that result in the waiver of a default under the Purchase Agreement without prior written consent of Steward, not to be unreasonably withheld, conditioned or delayed. Subject to compliance with applicable Law, from the date hereof until the Closing Date, (a) MPT Parties shall also confer on a regular and frequent basis with one or more Representatives of Steward to report operational matters that are material and the general status of ongoing operations, and (b) Steward and MPT Parties shall promptly provide the other or their counsel with copies of all filings made by such party with any Governmental Body in connection with this Agreement, the Purchase Agreement and the transactions contemplated hereby and thereby.

Section 6.2    Collateral Assignments. The Steward Parties shall use their commercially reasonably efforts to cause IASIS and the other IASIS Seller Parties to obtain and provide to the MPT Parties the Collateral Assignments and counterparty consents described in the attached Schedule 6.2 prior to the Closing Date.

Section 6.3    Mutual Covenants. The Parties shall use their commercially reasonable efforts to satisfy the conditions to the closing of the transactions contemplated under this Agreement, the Purchase Agreement and Merger Agreement subject to the terms and conditions hereof and thereof. Without limiting the generality of the foregoing and subject to the terms and conditions of the Merger Agreement and the Purchase Agreement, the respective parties shall execute and/or deliver, or use their respective commercially reasonable efforts to cause to be executed and/or delivered, the documents contemplated to be executed and/or delivered by them at the Closing.

Section 6.4    Constituent Documents of the New Steward Lessees and New Steward Borrowers. In connection with the Closing, Steward shall cause each of the New Steward Lessees and New Steward Borrowers to adopt Constituent Documents that are substantially similar to those adopted by the other Steward Obligors, and which Constituent Documents shall include minority consent rights, fiduciary waivers and such other protective provisions as may be reasonably satisfactory to the MPT Parties consistent with the existing Constituent Documents of such other Steward Obligors.

Section 6.5    Debt Financing.

(a)    The Parties hereby acknowledge and agree as follows: (i) the representations, warranties and covenants of the “MPT Parties” pursuant to Section 5.08(a) of the Purchase Agreement are incorporated herein and made a part hereof by this reference, and shall be deemed made and given by the

MPT Parties hereunder for the benefit of Steward; and (ii) the representations, warranties and covenants of the “IASIS Parties” pursuant to Section 5.8(b) of the Purchase Agreement are incorporated herein and made a part hereof by this reference, and shall be deemed made and given by Steward hereunder for the benefit of the MPT Parties.

(b)    Steward shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the “Debt Financing” as defined in and pursuant to the Merger Agreement, and to otherwise comply with all provisions thereof.

(c)    In the event that (i) all of the conditions to closing of the Purchase Transaction set forth in Sections 6.1 and 6.2 of the Purchase Agreement are satisfied (other than those conditions that by their terms are to be satisfied at closing of the Purchase Transaction, but subject to the satisfaction or, if permissible, waiver of those conditions), (ii) all of the conditions to the consummation of the financing provided by the “Debt Commitment Letter” (as defined in the Purchase Agreement) or, if Alternative Financing (as defined in the Purchase Agreement) is being used in accordance with Section 5.8(a) of the Purchase Agreement, pursuant to the commitments with respect thereto, have been satisfied (other than those conditions that by their terms are to be satisfied at Closing), (iii) the IASIS Seller Parties have delivered written notice to the MPT Parties confirming irrevocably that all of the conditions set forth in Sections 6.1 and 6.2 of the Purchase Agreement have been satisfied and the conditions set forth in Section 6.3 of the Purchase Agreement have been satisfied or waived and they are ready, willing and able to consummate the closing of the Purchase Transaction and the IASIS Seller Parties will take all actions that are within their control to cause such closing to occur, (iv) the “Debt Financing” (as defined in the Purchase Agreement) has not been funded by the Financing Sources (as defined in the Purchase Agreement), and (v) Steward has paid the “Reverse Termination Fee” as defined in and pursuant to Section 8.03 of the Merger Agreement, then, in such event, (A) if the MPT Parties (at their sole discretion) promptly commence and pursue litigation or other proceedings against the Financing Sources (as defined in the Purchase Agreement) for the financing failure described in subsection (iv), then Steward shall also pay the MPT Parties’ out-of-pocket costs and expenses for such litigation or proceedings; or (B) if the MPT Parties do not promptly commence such proceedings against the Financing Sources, then the MPT Parties shall reimburse Steward for fifty percent (50%) of such Reverse Termination Fee.

(d)    In the event that Steward owes a Reverse Termination Fee (as defined in the Merger Agreement) under the Merger Agreement and such obligation is caused solely by the IASIS Parties’ (as defined in the Purchase Agreement) termination of the Purchase Agreement contemplated by Section 7.2(b) of the Purchase Agreement and the applicable MPT Parties owe the Reverse Termination Fee under and in accordance with Section 7.2(b) of the Purchase Agreement, then the such MPT Parties shall pay such Reverse Termination Fee to the IASIS Parties under the Purchase Agreement, notwithstanding the last sentence of Section 8.03(b) of the Merger Agreement.

Section 6.6    Realty Agreement. The parties acknowledge their respective intent that the Realty Agreement is intended to substantially mirror the Purchase Agreement in all material respects (except that it shall pertain to the Mortgaged Real Property rather than the Owned Real Property). To the extent that the draft of the Realty Agreement attached hereto as EXHIBIT K does not so mirror the Purchase Agreement, the parties hereto shall cooperate in good faith to promptly revise the Realty Agreement as necessary after the date hereof but in any event prior to Closing.

ARTICLE VII

CLOSING CONDITIONS

Section 7.1    Conditions to the Acquisition Loan. The obligations of the MPT Acquisition Lender to make the Acquisition Loan to the Merger Sub as contemplated hereby shall be subject to the fulfillment of the following conditions, any one or more of which may be waived by the MPT Parties:

(a)    The closing conditions in Sections 6.1 and 6.2 of the Purchase Agreement shall have been satisfied by the applicable IASIS Seller Parties and their Affiliates or waived by the MPT Parties, as applicable, and the closing of the transactions contemplated by the Purchase Agreement shall have occurred or will occur assuming the Acquisition Loan is funded.

(b)    The representations and warranties of Steward (i) set forth in Sections 4.1 and 4.2, shall be true and correct in all material respects as of the date of this Agreement and at and as of the time of the Closing with the same effect as though made as of the time of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) set forth in this Agreement other than those Sections specifically identified in clause (i) of this Section 7.1(b), in each case without giving effect to any materiality, “Steward Material Adverse Effect” or other similar materiality qualifications therein (except that the word “Material” in the defined term “Material Contract” and the qualification as to Steward Material Adverse Effect, shall not be disregarded for any of such purposes), shall be true and correct as of the date of this Agreement and at and as of the time of the Closing as if made on and as of the time of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure to be true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Steward Material Adverse Effect.

(c)    Steward, the Merger Sub, and the IASIS Seller Parties and their applicable Affiliates shall have performed or complied in all respects with all agreements and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by each of them on or prior to the Closing Date, except where the failure to so perform or comply would not have or would not reasonably be expected to have, individually or in the aggregate, either a Steward Material Adverse Effect (as defined in this Agreement) or an IASIS Material Adverse Effect (as defined in the Purchase Agreement).

(d)    The Merger Sub shall have executed where applicable, and delivered to MPT Parties the Acquisition Note.

Section 7.2    Conditions to the Other Obligations of Steward. The obligations of Steward to effect the transactions contemplated hereby (other than the Acquisition Loan, which is addressed in Section 7.1 hereof) shall be further subject to the fulfillment of the following conditions, any one or more of which may be waived by Steward:

(a)    The representations and warranties of the MPT Parties (i) set forth in Sections 5.1 and 5.2 shall be true and correct in all material respects as of the date of this Agreement and at and as of the time of the Closing with the same effect as though made as of the time of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) set forth in this Agreement other than those Sections specifically identified in clause (i) of this Section 7.2(a), in each case without giving effect to any materiality, “MPT Material Adverse Effect” or other similar materiality qualifications therein (except that the qualification as to MPT Material Adverse Effect shall not be disregarded for any of such purposes), shall be true and correct as of the date of this Agreement and at and as of the time of the Closing as if made on and as of the time of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure to be true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, an MPT Material Adverse Effect.

(b)    MPT Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by the MPT Parties on or prior to the Closing Date.

(c)    There shall not have occurred any MPT Material Adverse Effect or any fact, circumstance, occurrence, change or event which, individually or in the aggregate, would reasonably be expected to result in an MPT Material Adverse Effect.

(d)    MPT Parties shall have made the Acquisition Loan and executed, where applicable, and delivered to Steward the documents referenced in Section 8.4 hereof.

(e)    No Proceeding before a court or any other Governmental Body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no Governmental Body shall have taken any other action (including, without limitation, issuing an Order or enacting a Law restraining or prohibiting the transactions contemplated herein) or made any request of any party hereto as a result of which Steward reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

(f)    The closing conditions in Article VI of the Purchase Agreement and Article VII of the Merger Agreement shall have been satisfied by the applicable IASIS Seller Parties and their Affiliates or waived by Steward or the MPT Parties, as applicable, and the closing of the transactions contemplated by the Purchase Agreement and the Merger Agreement shall have occurred.

Section 7.3    Conditions to the Other Obligations of MPT Parties. The obligations of MPT Parties to effect the transactions contemplated hereby (other than the Acquisition Loan, which is addressed in Section 7.1 hereof) shall be further subject to the fulfillment of the following conditions, any one or more of which may be waived by MPT Parties:

(a)    The representations and warranties of Steward (i) set forth in Sections 4.1, 4.2, 4.7, and 4.8 shall be true and correct in all material respects as of the date of this Agreement and at and as of the time of the Closing with the same effect as though made as of the time of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), and (ii) set forth in this Agreement other than those Sections specifically identified in clause (i) of this Section 7.3(a), in each case without giving effect to any materiality, “Steward Material Adverse Effect” or other similar materiality qualifications therein (except that the word “Material” in the defined term “Material Contract” and the qualification as to Steward Material Adverse Effect, shall not be disregarded for any of such purposes), shall be true and correct as of the date of this Agreement and at and as of the time of the Closing as if made on and as of the time of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure to be true and correct would not have or would not reasonably be expected to have, individually or in the aggregate, a Steward Material Adverse Effect.

(b)    Steward, the Merger Sub, and the IASIS Seller Parties and their applicable Affiliates shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by each of them on or prior to the Closing Date.

(a)    There shall not have occurred any Steward Material Adverse Effect or any fact, circumstance, occurrence, change or event which, individually or in the aggregate, would reasonably be expected to result in a Steward Material Adverse Effect.

(c)    The Steward Parties, the IASIS Seller Parties and their respective Affiliates, as applicable, shall have executed where applicable, and delivered to MPT Parties the Acquisition Note and the documents referenced in Section 8.3 hereof.

(d)    No Proceeding before a court or any other Governmental Body shall have been instituted or threatened to restrain or prohibit the transactions herein contemplated, and no Governmental Body shall have taken any other action (including, without limitation, issuing an Order or enacting a Law restraining or prohibiting the transactions contemplated herein) or made any request of any party hereto as a result of which the MPT Parties reasonably and in good faith deems it inadvisable to proceed with the transactions hereunder.

(e)    The closing conditions in Article VI of the Purchase Agreement and Article VII of the Merger Agreement shall have been satisfied by the applicable IASIS Seller Parties and their Affiliates or waived by Steward or the MPT Parties, as applicable, and closing of the transactions contemplated by the Merger Agreement and Purchase Agreement shall have occurred.

ARTICLE VIII

CLOSING

Section 8.1    Acquisition Loan. Subject to Section 7.1 hereof, immediately after consummation of the Purchase Transaction but immediately prior to consummation of the Merger, (a) Steward shall cause the Merger Sub to execute and deliver the Acquisition Note in favor of the MPT Acquisition Lender, and (b) the MPT Acquisition Lender shall pay the proceeds of the Acquisition Loan to the Merger Sub by wire transfer of immediately available funds to an account or accounts designated by Steward at least two (2) Business Days prior to the Closing Date (as defined below).

Section 8.2    Closing Date. The closing of the other transactions contemplated under this Agreement (the “Closing”) shall take place immediately following consummation of the Merger on the same date, time and location set forth in the Merger Agreement, or such other date, time and location as the Parties shall mutually agree (the “Closing Date”). It is the intent of the parties that all of the Transactions occur on the same calendar date.

Section 8.3    Steward Deliverables. On the Closing Date, immediately following consummation of the Merger, Steward will cause its applicable Affiliates to execute, deliver and consummate the transactions set forth in the Realty Agreement. In addition, with respect thereto and in connection with the closing of the other transactions contemplated hereby, Steward shall deliver, or cause to be delivered, the following:

(a)    Joinder and Amendment to Master Lease Agreement, executed by the applicable Steward Parties and Steward Obligors;

(b)    Joinder and Amendment to Mortgage Loan Agreement, executed by the applicable Steward Parties and Steward Obligors;

(c)    New Stand-Alone Promissory Notes, executed by the applicable New Steward Borrowers;

(d)    New Stand-Alone Mortgages, executed by the applicable New Steward Borrowers;

(e)    New Stand-Alone Security Agreements, executed by the applicable New Steward Borrowers;

(f)    Omnibus Amendment to Security Documents, executed by the applicable Steward Parties and Steward Obligors;

(g)    Such other appropriate joinders to, and amendments of, the other MPT Obligation Documents and other new agreements as may be reasonably necessary in connection with the transactions contemplated in this Agreement, each in form and substance reasonably satisfactory to the Parties, executed by the applicable Steward Parties and Steward Obligors;

(h)    The Assignments of Rents and Leases, executed by the applicable Steward Parties and Steward Obligors;

(i)    Joinder to the Intercreditor Agreement (as defined in the Master Lease) in form and substance reasonably satisfactory to the Parties (the “Intercreditor Joinder”), executed by Citibank, N.A. and any other applicable creditors of the Steward Obligors;

(j)    Certificates in form and substance reasonably satisfactory to the MPT Parties from Steward, which are executed and delivered by their respective Chief Executive Officer or Chief Financial Officer (or Persons exercising similar authority), dated as of the Closing Date:

(i)    certifying that the conditions set forth in Sections 7.2(a), (b), and (c) have been satisfied in all respects,

(ii)    certifying, with respect to the Steward, as to a copy of the votes and authorizing resolutions of the Steward Board and the requisite members of Steward authorizing and approving the applicable matters contemplated hereunder and under the other Transaction Documents (including the joinders and amendments to the various MPT Obligation Documents),

(iii)    certifying, with respect to each of the other Steward Parties and Steward Obligors, a copy of the applicable votes and authorizing resolutions of the requisite number of directors, stockholders, members, managers, partners or other Persons exercising similar authority authorizing and approving for and on behalf of each of such Steward Parties and Steward Obligors the applicable matters contemplated hereunder and under the other Transaction Documents (including the joinders and amendments to the various MPT Obligation Documents);

(iv)    certifying, with respect to the Lessees, as to each Lessee’s certificate of formation, operating agreements, limited liability company agreements, and other similar organizational and governing documents, each as in effect from the date of this Agreement until the Closing Date; and

(v)    providing specimen signatures of the officers or authorized agents of each of the Steward Parties and Steward Obligors;

(k)    Certificates of existence and good standing of each of the Steward Parties from the secretary of state of their respect state of formation, dated no more than twenty (20) days prior to the Closing Date, and (as applicable for any entities formed in Delaware) certificates of good standing from the Secretary of State of Arizona, Arkansas, Colorado, Louisiana, Texas, and Utah, as applicable, dated no more than twenty (20) days prior to the Closing Date;

(l)    The Title Commitment and an irrevocable commitment from Title Company to issue the Title Policies to MPT Parties following the Closing Date;

(m)    Any Collateral Assignments and counterparty consents obtained prior to Closing pursuant to Section 6.2 hereof;

(n)    A duly executed Closing Statement;

(o)    All Merger Documents; and

(p)    Acquisition Note;

(q)    Such other instruments and documents as the Title Company or MPT reasonably deems necessary to effect the transactions contemplated hereby.

Section 8.4    MPT Parties’ Deliverables. On the Closing Date, the New MPT Borrowers will execute, deliver and consummate the transactions set forth in the Realty Agreement. In addition, with respect thereto and in connection with the closing of the other transactions contemplated hereby, the MPT Parties shall deliver, or cause to be delivered, the following:

(a)    Joinder and Amendment to Master Lease Agreement, executed by the applicable MPT Parties;

(b)    Joinder and Amendment to Mortgage Loan Agreement, executed by the applicable MPT Parties;

(c)    New Stand-Alone Security Agreements, executed by the applicable MPT Parties;

(d)    Omnibus Amendment to Security Documents, executed by the applicable Steward Parties and Steward Obligors

(e)    Such other appropriate joinders to, and amendments of, the other MPT Obligation Documents and other new agreements as may be reasonably necessary in connection with the transactions contemplated in this Agreement, each in form and substance reasonably satisfactory to the Parties, executed by the applicable MPT Parties;

(f)    The Assignments of Rents and Leases, executed by the applicable MPT Parties;

(g)    The Intercreditor Joinder, executed by the applicable MPT Parties;

(h)    Certificates in form and substance reasonably satisfactory to Steward from each of the MPT Parties, which are executed and delivered by their respective officers, dated as of the Closing Date, (i) certifying that the conditions set forth in Sections 7.1(a), (b) and (c) have been satisfied in all respects, (ii) certifying with respect to each of the MPT Parties as to (A) each such MPT Parties’ certificate of formation, limited liability company agreements, and other similar organizational and governing documents, each as in effect from the date of this Agreement until the Closing Date and (B) a copy of the applicable votes and authorizing resolutions of the requisite number of directors, stockholders, members, managers, partners or other Persons exercising similar authority authorizing and approving for and on behalf of such MPT Parties the applicable matters contemplated hereunder and under the other Transaction Documents (including the joinders and amendments to the various MPT Obligation Documents), and (iii) providing specimen signatures of the officers or authorized agents of each of the MPT Parties;

(i)    Certificates of existence and good standing of MPT Parties from the secretary of state of the State of Delaware, dated the most recent practical date prior to the date hereof, and certificates of good standing from the Secretary of State of Arizona, Arkansas, Colorado, Louisiana, Texas, and Utah, as applicable, dated the most recent practical date prior to the date hereof;

(j)    A duly executed Closing Statement; and

(k)    Such other instruments and documents as Steward reasonably deems necessary to effect the transactions contemplated hereby.

ARTICLE IX

TERMINATION

Section 9.1    Termination. Notwithstanding anything to the contrary in this Agreement, the obligations of the Parties hereunder may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing: (i) by mutual written consent of the Parties or (ii) upon termination of either the Merger Agreement or the Purchase Agreement for any reason.

Section 9.2    Notice and Effect. In the event of the termination of this Agreement pursuant to this Article IX, the Party terminating this Agreement shall give prompt written notice thereof to the other Parties, and the transactions contemplated hereby as they relate to MPT shall be abandoned, without further action by any Party. Each filing, application and other submission relating to the transactions contemplated hereby shall, to the extent practicable, be withdrawn from the person to whom it was made. Notwithstanding any statement contained in this Agreement to the contrary, termination of this Agreement shall not relieve any Party from liability for any breach or violation of this Agreement that arose prior to such termination.

Section 9.3    Reverse Termination Fee and Reimbursement of Expenses.

(a)    Steward acknowledges and agrees that the MPT Parties shall only be obligated to pay the “Reverse Termination Fee” as defined in and strictly in accordance with Section 7.2 of the Purchase Agreement.

(b)    In the event that any of the MPT Parties are so obligated (or would be obligated upon a termination of the Purchase Agreement) to pay the “Reverse Termination Fee” as defined in and pursuant to Section 7.2 of the Purchase Agreement, then the MPT Parties shall also be responsible for, and shall pay or reimburse to Steward upon demand for, all reasonable expenses (including but not limited to legal, accounting, brokerage and other fees and expenses) which may be incurred by Steward or its Affiliates with respect to this Agreement, the Merger Agreement, the Purchase Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

(c)    In the event that either (i) Steward or any of its Affiliates are obligated (or would be obligated upon a termination of the Merger Agreement) to pay the “Reverse Termination Fee” as defined in and pursuant to Section 8.03 of the Merger Agreement, or (ii) Steward and Merger Sub consensually terminate the Merger Agreement with IASIS, then, in any such event, Steward shall also be responsible for, and shall pay or reimburse to the MPT Parties upon demand for, all reasonable expenses (including but not limited to legal, accounting, brokerage and other fees and expenses) which may be incurred by the MPT Parties or their Affiliates with respect to this Agreement, the Merger Agreement, the Purchase Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby.

ARTICLE X

CERTAIN POST-CLOSING COVENANTS

Section 10.1    Merger Transaction Losses. The Parties acknowledge that the Steward Parties may hereafter have certain rights and claims against the Equityholders pursuant to the terms of the Merger Agreement and the other Merger Documents. In the event that any of the Parties have Knowledge of any such right or claim under the Merger Agreement or the other Merger Documents that shall arise or accrue at any time hereafter in favor of any of the Steward Parties with respect to any of the Real Property, other MPT Acquired Assets or MPT Financed Assets, such Party shall promptly notify the other Parties; provided, that, such Party’s failure to give such notice to the other Parties in a timely fashion shall not be deemed a breach hereunder by such Party except to the extent the other Parties are actually and materially prejudiced by the delay. In the event that any such right or claim under the Merger Agreement or the other Merger Documents shall arise or accrue at any time hereafter resulting in MPT Parties incurring any Losses (the “Merger Claim”), Steward shall, after receipt of written notice from MPT Parties thereof: (a) promptly notify the Equityholders of the Merger Claim (including all material facts related thereto to the extent described in the MPT Parties’ notice) and make any applicable claim for indemnity against the Equityholders with respect thereto pursuant to the terms of the Merger Agreement and the other Merger Documents, as applicable; (b) promptly notify MPT Parties of any and all material written communications, notices or other information that Steward receives with respect to the Merger Claim; (c) reasonably coordinate with MPT Parties in the exercise of all Steward Parties’ rights with respect to the Merger Claim (including, without limitation, the selection, engagement and/or approval of counsel and any rights and remedies under any escrow agreement), it being understood and agreed that Steward shall not take any action with respect to any Merger Claim (except for those actions set forth in clauses (a) and (b) above and except if required by Law or the Merger Agreement) without MPT Parties’ prior written consent, which shall be in their reasonable discretion; (d) hold in trust for the benefit of MPT Parties and account for any amounts received by any Steward Party in respect of any Merger Claim, and remit the same to MPT Parties to the full extent of any Losses incurred by the MPT Parties in connection with such Merger Claim; and (e) not take or agree to take any action which would conflict with Steward Parties’ obligations to MPT Parties with respect to such Merger Claim hereunder or which would otherwise adversely affect any rights of Steward Parties or MPT Parties with respect to such Merger Claim unless required by applicable Law or the Merger Agreement. Without limiting the generality of the foregoing, in the event that both Steward Parties and MPT Parties incur Losses arising out of or relating to a matter for which the Equityholders are required to pay any amount to any Steward Party pursuant to the Merger Agreement, MPT Parties shall be entitled to recover such Losses first to the extent of MPT Parties’ Losses, with Steward Parties receiving such payments only after MPT Parties has recovered all of its respective Losses. The provisions of this Section shall be in addition to any rights or remedies of MPT Parties provided in Article XI hereof or in the Purchase Agreement, and shall survive until the earlier of (i) any termination of this Agreement for a period concurrent with the survival period of any indemnification obligations of the Equityholders under the Merger Agreement or (ii) expiration of the time period permitted pursuant to applicable law.

Section 10.2    Tenant Estoppels. Steward shall use commercially reasonable efforts to obtain and provide to MPT Parties Tenant Estoppels from the lessees or tenants of (a) all Tenant Leases with annual rental payments in excess of One Million and No/100 Dollars ($1,000,000), if any, and (b) all Tenant Leases described on the attached Schedule 10.2 , in each case no later than the date that is thirty (30) days after the Closing Date.

Section 10.3    Collateral Assignments. Without any waiver to the covenant in Section 6.2 hereof or the applicable conditions to Closing in Section 7.3 hereof, to the extent Steward was unable to cause IASIS to provide to the MPT Parties Collateral Assignments of all of the Collateral Leases and consents of the applicable landlord counterparties relating thereto (including, without limitation, those listed on the attached Schedule 6.2 hereof), Steward shall use commercially reasonable efforts to provide to the MPT Parties such Collateral Assignments and consents within thirty (30) days following the Closing Date.

ARTICLE XI

INDEMNIFICATION

Section 11.1    Steward’s Agreement to Indemnify. From and after the Closing, Steward shall indemnify, defend and hold harmless MPT Parties, their Affiliates and their respective officers, managers, members, (general and limited) partners, shareholders, employees, agents and representatives (collectively, the “MPT Indemnified Parties”) from and against Losses, but excluding punitive, incidental, consequential, special or indirect damages (including loss of revenue, diminution in value and any damages based on any type of multiple) actually incurred by the MPT Indemnified Parties or any of them as a result of or arising from (i) any breach of, misrepresentation associated with or failure to perform under any covenant, representation, warranty or agreement under this Agreement or the other Transaction Documents, or the other agreements contemplated hereby or thereby in each case on the part of the Steward Parties (including, without limitation, Section 10.1 hereof, but excluding those as a result of or arising from any breach of, misrepresentation associated with or failure to perform under any covenant, representation, warranty or agreement of the Steward Parties under the Merger Agreement or the IASIS Seller Parties under the Purchase Agreement), or (ii) any Excluded Liabilities (collectively, “MPT Party Damages”).

Section 11.2    MPT Parties’ Agreement to Indemnify. From and after the Closing, MPT Parties jointly and severally shall indemnify, defend and hold harmless Steward, its respective Affiliates and their respective officers, managers, members, (general and limited) partners, shareholders, employees, agents and representatives (collectively, the “Steward Indemnified Parties”) from and against any Losses, but excluding punitive, incidental, consequential, special or indirect damages (including loss of revenue, diminution in value and any damages based on any type of multiple) actually incurred by any of the Steward Indemnified Parties or any of them as a result of or arising from any breach of, misrepresentation associated with or failure to perform under any covenant, representation, warranty or agreement under this Agreement or the other Transaction Documents, or the other agreements contemplated hereby on the part of MPT Parties (but excluding those as a result of or arising from any breach of, misrepresentation associated with or failure to perform under any covenant, representation, warranty or agreement of the MPT Parties under the Merger Agreement or the Purchase Agreement) (collectively, “Steward Damages”).

Section 11.3    Notification and Defense of Claims.

(a)    A party entitled to be indemnified pursuant to this Article XI (the “Indemnified Party”) shall notify the party liable for such indemnification (the “Indemnifying Party”) in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, as soon as possible after the Indemnified Party has Knowledge of such claim or demand; provided, that, the Indemnified Party’s failure to give such notice to the Indemnifying Party in a timely fashion shall not result in the loss of the Indemnified Party’s rights with respect thereto except to the extent the Indemnifying Party is actually and materially prejudiced by the delay.

(b)    If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to the provisions hereof, and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party in writing (a “Third Party Claim”), the Indemnifying Party shall have the obligation either (i) to pay such claim or demand, or (ii) defend any such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. After the Indemnifying Party has assumed the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party under this Article XI for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, provided that the Indemnified Party shall have the right to employ counsel, at the Indemnifying Party’s expense, to represent it if (A) in the Indemnified Party’s reasonable opinion the Indemnifying Party is not diligently prosecuting the defense of such Third Party Claim, (B) such Third Party Claim involves remedies other than monetary damages and such remedies against the Indemnified Party, in the Indemnified Party’s reasonable judgment, would reasonably be expected to be granted and, if granted, would have a material and adverse effect on such Indemnified Party, (C) the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more defenses or counterclaims that may be alleged by the Indemnifying Party, or (D) the Indemnified Party believes in its reasonable discretion that a conflict of interest exists between the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim or action, and in any such event the reasonable fees and expenses of such separate counsel for the Indemnified Party shall be paid by the Indemnifying Party. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party’s possession reasonably required by the Indemnifying Party for its use in contesting any Third Party Claim or demand.

(c)    No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and diligently prosecute the defense of such claim or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which includes any admission of wrongdoing or could result in any liability (including regulatory liability) of the Indemnifying Party or which would otherwise in any manner affect, restrain or interfere with the business of the Indemnifying Party or any Affiliate of the Indemnifying Party. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which includes any admission of wrongdoing or could result in any liability (including regulatory liability) of the Indemnified Party or which would otherwise in any manner affect, restrain or interfere with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

Section 11.4    Investigations. The right to indemnification based upon breaches or inaccuracies of representations, warranties and covenants will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, whether as a result of disclosure by a party pursuant to this Agreement or otherwise, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty or covenant. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, will not affect a party’s right to indemnification, payment of damages or other remedies based on such representations, warranties and covenants.

Section 11.5    Exclusive Remedy. FROM AND AFTER THE CLOSING, THE PARTIES AGREE AND ACKNOWLEDGE THAT THE INDEMNIFICATION RIGHTS PROVIDED IN THIS ARTICLE XI SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF THE PARTIES TO THIS AGREEMENT FOR BREACHES OF THIS AGREEMENT AND FOR ALL DISPUTES ARISING UNDER OR RELATING TO THIS AGREEMENT AND ANY ADDITIONAL AGREEMENTS OR DOCUMENTS EXECUTED OR DELIVERED IN OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT AS PROVIDED IN SECTION 11.1 HEREOF, FOR POST-CLOSING COVENANTS, CASES WHERE SPECIFIC PERFORMANCE IS AVAILABLE AS A REMEDY AND EXCEPT IN CASES OF FRAUD.

Section 11.6    Treatment of Indemnification Payments. All indemnification payments made pursuant to this Article shall be treated by the parties for income Tax purposes as adjustments to the Purchase Price, unless otherwise required by applicable Law.

ARTICLE XII

REPRESENTATIVES OF PARTIES

Section 12.1    MPT Parties. The MPT Parties hereby appoint MPT Sycamore Opco, LLC as their duly authorized agent and representative (the “MPT Parties’ Representative”) to take all actions and enforce all rights of the MPT Parties under this Agreement, including, without limitation, (i) giving and receiving any notice or instruction permitted or required under this Agreement; (ii) interpreting all of the terms and provisions of this Agreement; (iii) authorizing payments or obtaining reimbursement as may be provided for herein; (iv) consenting to, compromising or settling all disputes with Steward under this Agreement; (v) conducting negotiations and dealing with Steward under this Agreement; and (vi) taking any other actions on behalf of the MPT Parties relating to the MPT Parties’ rights, claims, duties and obligations under this Agreement. In the performance of Steward’s duties and obligations hereunder, Steward shall be authorized and permitted to correspond and transact with the MPT Parties’ Representative on behalf of all the MPT Parties and shall be entitled to rely upon any document or instrument executed and delivered by the MPT Parties’ Representative.

ARTICLE XIII

MISCELLANEOUS

Section 13.1    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or delivered (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

if to Steward:	Steward Health Care System LLC 111 Huntington Avenue, Suite 1800 Boston, MA 02199-7653
Attn: Joseph C. Maher, Jr. Fax: (617) 419-4800

with a copy to:	McDermott Will & Emery LLP 444 West Lake Street, Suite 4000 Chicago, Illinois 60606-0029 Attn: Ankur Gupta, Esq. Facsimile: (312) 984-7700

if to MPT Parties:	c/o MPT Operating Partnership, L.P. 1000 Urban Center Drive, Suite 501 Birmingham, Alabama 35242 Attn: Legal Department Fax: (205) 969-3756

with a copy to:	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC 420 20th Street North 1400 Wells Fargo Tower Birmingham, Alabama 35203 Attn: Thomas O. Kolb, Esq. Fax: (205) 322-8007

or to such other address as either party may hereafter designate in writing, and shall be effective upon receipt. A notice, demand, consent, approval, request and other communication shall be deemed to be duly received if delivered in person or by a recognized delivery service, when left at the address of the recipient and if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; provided that if a notice, demand, consent, approval, request or other communication is served by hand or is received by facsimile on a day which is not a Business Day, or after 5:00 p.m. on any Business Day (based upon Birmingham, Alabama time), such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. (based upon Birmingham, Alabama time) on the first Business Day thereafter.

Section 13.2     Disclosure Schedules.

(a)    Each schedule to this Agreement (as may be amended from time to time by a Schedule Supplement, the “Schedules”) shall be considered a part hereof as if set forth herein in full. From the date hereof until the Closing Date, each of the Parties may update their respective Schedules (but only to reflect events occurring after the date hereof), subject to the other Party’s approval rights described below (any such update, a “Schedule Supplement”). If a Party, after having a period of five (5) Business Days to review any such Schedule Supplement proposed by another Party, determines in its reasonable discretion that it should not consummate the transactions contemplated by this Agreement because such Schedule Supplement discloses facts or circumstances having, as applicable, an MPT Material Adverse Effect or a Steward Material Adverse Effect (individually or in the aggregate with facts or circumstances disclosed in the original Schedules or any amended or modified Schedule), then such Party may terminate this Agreement on or before the Closing by giving a written notice to the other Party (a “Termination Notice”), whereupon the other Parties shall be entitled, for a period of ten (10) Business Days after its receipt of the Termination Notice, to cure the matter that has triggered such Termination Notice.

(b)    Notwithstanding anything contained herein to the contrary, any such Schedule Supplement after the date of this Agreement (i) shall be disregarded in all respects for purposes of determining whether any Losses exist or is indemnifiable under this Agreement and (ii) for the avoidance of doubt, shall not prejudice or otherwise affect any Party’s right to seek relief for another Party’s breach of a representation or warranty or affect the Party’s right to indemnification under Section 10.1, Section 11.1, or Section 11.2 hereof.

(c)     In the event that IASIS shall make any amendment, modification or supplement to any representation, warranty, covenant or related disclosure schedule in the Merger Agreement relating, directly or indirectly, to any of the Real Property or if Steward shall otherwise have Knowledge that any of the representations and warranties of the IASIS Parties contained in the Realty Agreement (without giving effect to any limitation as to “materiality”, “Material Adverse Effect”, or similar terms set forth therein) do not remain true and correct for any reason, then Steward shall immediately notify the MPT Parties of the same and make any necessary updates to the disclosure schedules to the Realty Agreement (any such update, a “Realty Agreement Supplement”). If the MPT Parties, after having a period of five (5) Business Days to review any such Realty Agreement Supplement proposed by Steward, determines in the MPT Parties’ reasonable discretion that the MPT Parties should not consummate the transactions contemplated by this Agreement because such Realty Agreement Supplement discloses facts or circumstances having, as applicable, a “Steward Material Adverse Effect” (individually or in the aggregate with facts or circumstances disclosed in the original schedules to the Realty Agreement or any amended or modified schedule to the Realty Agreement), then such Party may terminate this Agreement on or before the Closing by giving a Termination Notice, whereupon the other Parties shall be entitled, for a period of ten (10) Business Days after its receipt of the Termination Notice, to cure the matter that has triggered such Termination Notice.

(d)     In the event that IASIS shall make any amendment, modification or supplement to any representation, warranty, covenant or related disclosure schedule in the Purchase Agreement relating, directly or indirectly, to any of the Real Property or if the MPT Parties shall otherwise have Knowledge that any of the representations and warranties of the IASIS Parties contained in the Purchase Agreement (without giving effect to any limitation as to “materiality”, “Material Adverse Effect”, or similar terms set forth therein) do not remain true and correct for any reason, then the MPT Parties shall immediately notify Steward of the same and make any necessary updates to the disclosure schedules to the Purchase Agreement (any such update, a “Purchase Agreement Supplement”). If Steward, after having a period of five (5) Business Days to review any such Purchase Agreement Supplement proposed by the MPT Parties, determines in Steward’s reasonable discretion that Steward should not consummate the transactions contemplated by this Agreement because such Purchase Agreement Supplement discloses facts or circumstances having, as applicable, an “MPT Material Adverse Effect” (individually or in the aggregate with facts or circumstances disclosed in the original schedules to the Purchase Agreement or any amended or modified schedule to the Purchase Agreement), then such Party may terminate this Agreement on or before the Closing by giving a Termination Notice, whereupon the other Parties shall be entitled, for a period of ten (10) Business Days after its receipt of the Termination Notice, to cure the matter that has triggered such Termination Notice.

Section 13.3     Assignment. This Agreement is not assignable by any party without the prior written consent of the other parties. Notwithstanding the foregoing, the MPT Parties may at any time and without the consent of Steward assign all of the MPT Parties’ rights and obligations hereunder to any Affiliate of the MPT Parties; provided, however, that no such assignment shall relieve or release the MPT Parties from their obligations hereunder.

Section 13.4    Severability. The Parties agree that each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any application of this Agreement (as to any Party or otherwise) is held to be prohibited by or invalid under applicable law, such provision or application shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or any other applications of this Agreement.

Section 13.5    Expenses. Subject to Section 9.3 hereof, Steward is responsible for, and shall pay or reimburse to MPT Parties upon demand for, all reasonable expenses (including but not limited to legal, accounting, brokerage and other fees and expenses) which may be incurred by MPT Parties or its Affiliates with respect to this Agreement, the Merger Agreement, the Purchase Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. In addition, Steward is responsible for, and shall pay to MPT Parties or the applicable third parties upon demand, the costs of all surveys, inspections, title policies, environmental and other third party reports required by MPT Parties, recording fees, transfer taxes, lease taxes, and all other expenses incurred in the transactions contemplated hereby and thereby. For the avoidance of doubt, MPT Parties may submit to Steward after the Closing copies of additional invoices relating to costs and expenses, and Steward shall reimburse MPT Parties within ten (10) days after receipt thereof. In addition to the foregoing, Steward shall cause the IASIS Seller Parties and their applicable Affiliates to pay all costs and expenses required to be paid pursuant to Section 6.4, Section 10.6 and the other terms and conditions of the Purchase Agreement.

Section 13.6    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES.

Section 13.7    Jurisdiction and Venue. EACH OF THE PARTIES CONSENTS TO PERSONAL JURISDICTION IN THE STATE OF DELAWARE. EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 13.7, EACH OF THE PARTIES AGREES THAT ANY ACTION OR PROCEEDING ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE BROUGHT AND TRIED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS OF DELAWARE. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. EACH OF THE PARTIES EXPRESSLY ACKNOWLEDGES THAT DELAWARE IS A FAIR, JUST AND REASONABLE FORUM AND AGREES NOT TO SEEK REMOVAL OR TRANSFER OF ANY ACTION FILED BY THE OTHER PARTIES IN SAID COURTS. FURTHER, EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY CERTIFIED MAIL ADDRESSED TO A PARTY AT THE ADDRESS DESIGNATED PURSUANT TO SECTION 13.1 SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PARTY FOR ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT. A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT MAY BE ENFORCED IN ANY OTHER COURT TO WHOSE JURISDICTION ANY OF THE PARTIES IS OR MAY BE SUBJECT.

Section 13.8    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT ANY SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH THIS AGREEMENT OR SUCH AGREEMENTS.

Section 13.9    Specific Performance and Remedies.

(a)    The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the provisions of this Agreement (without any requirement to post any bond or other security in connection with seeking such relief), or any other remedy at law or equity, exclusively in accordance with Section 13.7 hereof. The Parties hereto agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by Steward, on the one hand, and to prevent or restrain breaches of this Agreement by the MPT Parties, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties under this Agreement. Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding relating to this Section 13.9, for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Section 13.9 in any court other than the aforesaid courts. For purposes of this Section 13.9, each of the Parties hereto hereby consents to service of process in accordance with the terms of Section 13.7 of this Agreement.

(b)    If the Closing shall not have occurred because of a breach by any of the Parties of their respective obligations under this Agreement and all of the conditions to such Parties’ obligations as set forth in Article 7 have either been satisfied or previously waived (or would have been satisfied or are capable of being satisfied but for such breach of such Parties’ respective obligations under this Agreement), subject to Sections 13.9(d) and (e) below then the non-breaching Parties shall have the right to a court order specifically enforcing the provisions of this Agreement to which such breach applies and, in any event, to specifically force the Closing to occur. If any of the non-breaching Parties brings any action to enforce specifically the performance of the terms and provisions of this Agreement by the breaching Parties, the Termination Date shall automatically be extended by (x) the amount of time during which such action is pending, plus twenty (20) Business Days or (y) such other time period established by the Delaware court presiding over such action.

(c)    In no event shall either party be entitled to both specific performance and damages. Neither party shall be entitled to special, punitive or consequential damages.

(d)    For the avoidance of doubt, and notwithstanding the foregoing provisions of this Section 13.9, Steward acknowledges that Steward shall not be entitled to an injunction or injunctions or otherwise to enforce specifically the provisions of this Agreement unless the IASIS Seller Parties are entitled to seek specific performance to cause the MPT Parties to consummate the Purchase Transaction pursuant to Section 10.10 of the Purchase Agreement.

(e)    For the avoidance of doubt, and notwithstanding the foregoing provisions of this Section 13.9, the MPT Parties acknowledge that the MPT Parties shall not be entitled to an injunction or injunctions or otherwise to enforce specifically the provisions of this Agreement unless IASIS is entitled to seek specific performance to cause Steward and Merger Sub to consummate the Merger pursuant to Section 10.12 of the Merger Agreement.

Section 13.10    Entire Agreement; Modification. This Agreement, together with all exhibits, schedules and the other documents referred to herein, embody and constitute the entire understanding between the Parties with respect to the transactions contemplated herein (other than the Confidentiality Agreement), and all prior agreements, understandings, representations and statements (oral or written) are merged into this Agreement. The Parties have not relied upon, and shall not be entitled to rely upon, any prior or contemporaneous agreements, understandings, representations or statements (oral or written) other than this Agreement in effecting the transactions contemplated herein or otherwise. Neither this Agreement, any exhibit or schedule attached hereto, nor any provision hereof or thereof may be modified or amended except by an instrument in writing signed by the Parties; provided, further, that the Parties shall not agree to any such modification or amendment that would reasonably be likely to have a material adverse effect on the IASIS Seller Parties unless the Parties obtain the prior written consent of IASIS.

Section 13.11    Extension; Waiver. At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

Section 13.12    Joint Drafting. The Parties hereto and their respective counsel have participated in the drafting and redrafting of this Agreement and the general rules of construction which would construe any provisions of this Agreement in favor of or to the advantage of one Party as opposed to the other Parties as a result of one Party drafting this Agreement as opposed to the other Parties or in resolving any conflict or ambiguity in favor of one Party as opposed to the other Parties on the basis of which Party drafted this Agreement are hereby expressly waived by all Parties to this Agreement.

Section 13.13    Counterparts. This Agreement may be executed in any number of counterparts and via facsimile or other electronic means, each of which shall be an original, but all of which together shall constitute one and the same instrument.

Section 13.14    Binding Effect; No Third Part Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and, except as expressly set forth herein, is not intended to confer upon any other Person (other than Non-Recourse Party with respect to Section 13.16 hereof) any rights or remedies hereunder.

Section 13.15    Exhibits within Exhibits. All exhibits or schedules referenced within any of the Exhibits attached hereto, which are not otherwise attached in an agreed upon form to such Exhibit, shall be mutually agreed to by the parties.

Section 13.16    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, or in any document or instrument delivered in connection herewith, each of the Parties, by its acceptance, directly or indirectly, of the benefits of this Agreement, expressly covenants, acknowledges and agrees that no Person other than the Parties hereto shall have any obligation hereunder (and with respect thereto, only to the extent expressly provided herein) and that no recourse hereunder shall be had against, and no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Parties’ former, current and future direct or indirect equity holders, controlling persons, directors, officers, employees, agents, Financing Sources (as defined in the Purchase Agreement), Affiliates, advisors, members, managers, general or limited partners, assignees, or representatives or any of their respective former, current or future direct or indirect equity holders, controlling persons, directors, officers, employees, agents, Affiliates, advisors, members, managers, general or limited partners or assignees, or representatives (each being referred to as a “Non-Recourse Party”), for any obligations of the Parties under this Agreement, or for any claim based on, in respect of, or by reason of any such obligations or their creation, through any of the Parties or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any of the Parties hereto against any of the other Parties or any Non-Recourse Party, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, by virtue of any law, statute, or regulation, or otherwise. Each of the Parties hereby covenants and agrees that it shall not institute, and shall cause each of its Affiliates and its equity holders and representatives not to attempt to assign or institute, directly or indirectly, any claim, suit or proceeding or bring, or attempt to assign, any other claim arising under, or in connection with, this Agreement against any Non-Recourse Party.

Section 13.17     Electronically Transmitted Signatures. In order to expedite the execution of this Agreement, telecopied signatures or signatures sent by electronic mail may be used in the place of original signatures on this Agreement. The Parties intend to be bound by the signatures of the telecopied or electronically mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of the signature. Following any facsimile or electronic mail transmittal, the Party shall promptly deliver the original instrument by reputable overnight courier in accordance with the notice provisions of this Agreement.

Section 13.18     Necessary Actions. Each Party shall perform any further acts and execute and delivery any documents that may be reasonably necessary to carry out the provisions of this Agreement.

Section 13.19    Public Announcements. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by any party hereto (or any Affiliate to a party hereto) without the joint approval of the other parties hereto, unless required by Law (in the reasonable opinion of counsel) in which case the other parties shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication. Notwithstanding the foregoing, a party may, without the prior consent of the other parties hereto, (a) issue or cause publication of any such press release or public announcement to the extent that such party reasonably determines, after consultation with outside legal counsel, such action to be required by Law or by the rules of any applicable self-regulatory organization (including, without limitation, federal and state securities laws and the rules and regulations of the NYSE or NASDAQ), in which event such party will use its commercially reasonable efforts to allow the other parties hereto reasonable time to comment on such press release or public announcement in advance of its issuance, (b) disclose that it has entered into this Agreement and the other Transaction Documents, and may provide and disclose information regarding this Agreement, the parties to this Agreement and the other Transaction Documents, the Owned Real Property, the Mortgaged Real Property, the Facilities and the other assets and properties subject hereto and thereto, and such additional information which such party may reasonably deem necessary, to its proposed investors in connection with a public offering or private offering of securities, or any current or prospective lenders with respect to its financing, and to investors, analysts and other parties in connection with earnings calls and other normal communications with investors, analysts and other parties, or (c) include any information in a prospectus, prospectus supplement or other offering circular or memorandum in connection with public or private capital raising or other activities undertaken by such party.

[Signatures Appear on the Following 2 Pages.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers on the date first written above.

MPT PARTIES:

MPT OF MESA, LLC
MPT OF WEST MONROE, LLC
MPT OF PORT ARTHUR, LLC
MPT OF WEST VALLEY CITY, LLC
MPT OF HOPE-STEWARD, LLC
MPT OF ODESSA-STEWARD, LLC
MPT OF HOUSTON-STEWARD, LLC
MPT OF PHOENIX-STEWARD, LLC
MPT OF SALT LAKE CITY-STEWARD, LLC
MPT OF SAN ANTONIO-STEWARD, LLC
MPT OF TEMPE-STEWARD, LLC
MPT OF TEXARKANA-STEWARD, LLC
MPT OF LAS VEGAS-STEWARD, LLC
MPT OF LAYTON-STEWARD, LLC
MPT OF WEST JORDAN-STEWARD, LLC
MPT OF HOUSTON RE - STEWARD, LLC
MPT OF LAYTON RE - STEWARD, LLC
MPT OF MARICOPA RE - STEWARD, LLC
MPT OF ODESSA RE - STEWARD, LLC
MPT OF OGDEN RE - STEWARD, LLC
MPT OF PHOENIX RE - STEWARD, LLC
MPT OF PORT ARTHUR RE - STEWARD, LLC
MPT OF WOODLAND PARK RE - STEWARD, LLC
MPT OF SAN ANTONIO RE - STEWARD, LLC
MPT OF PHOENIX BEHAVIORAL-STEWARD, LLC
MPT OF LEHI-STEWARD, LLC
MPT SYCAMORE OPCO, LLC

BY:	MPT OPERATING PARTNERSHIP, L.P.
TITLE:	SOLE MEMBER OF EACH OF THE
FOREGOING ENTITIES

By:	/s/ R. Steven Hamner
Name:	R. Steven Hamner
Title:	Executive Vice President and CFO

[Signatures Continue on Following Page]

Signature Page 1 of 2

IASIS (Project Ignite) Master Agreement

STEWARD:

STEWARD HEALTH CARE SYSTEM LLC

By:	/s/ Ralph de la Torre
Name:	Ralph de la Torre, M.D.
Title:	President & Chairman

Signature Page 2 of 2

IASIS (Project Ignite) Master Agreement